ARTICLES OF MERGER
                                      OF
                        TUALATIN VINEYARDS, INC.      #099545-12
                               WITH AND INTO
                    WILLAMETTE VALLEY VINEYARDS, INC. #108800-86


Pursuant to Oregon Revised Statute 60.494, Willamette Valley Vineyards, Inc., an Oregon corporation (Willamette), the surviving corporation of the merger of Tualatin Vineyards, Inc., an Oregon corporation (Tualatin), with and into Willamette (the Merger), files these articles of merger with the office of the Secretary of State.

1.   The Plan of Merger.  The Plan of Merger among
Willamette, Tualatin and William Malkmus, William Fuller,
Virginia Fuller, Loran Stewart, Jewel Hult, William Manning, Paul
Ten Doesschate and Bruce Herzinger is set forth as Exhibit A and is incorporated by reference.

2. Shareholder Approval. The Merger required the approval of Tualatin's shareholders. Tualatin's shareholders approved the Merger as follows:

(a) 7,675 shares of common stock were outstanding and entitled to vote on the Merger.

(b) 7,675 shares of common stock voted for the Merger and no shares voted against the Merger.

3. Effective date. These Articles of Merger are effective when duly filed with the Corporate Division of the Secretary of State of the state of Oregon.

4.   Contact. The person to contact about this filing is:

Jack W. Schifferdecker, Jr.
Ater Wynne Hewitt Dodson & Skerritt
222 SW Columbia Street, Suite 1800
Portland, OR  97201

Telephone: (503) 226-1191

Dated:  April  15 , 1997.

WILLAMETTE VALLEY VINEYARDS, INC.

By: /s/ J. W. Bernau
     Name:  James Bernau
     Title:  President
 Status:  DOCUMENT CONVERTED TO FINAL ON February 20, 1997.
DATES MAY BE DATE CODES AND NOT HARD DATES.
108800-86



PDX4-56860.1   75100-0005